Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors

EOS S.p.A.

We have audited the accompanying balance sheets of EOS S.p.A. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EOS S.p.A. as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with generally accepted accounting principles in Italy.

As discussed in Note 14 to the financial statements, accounting principles generally accepted in Italy vary in certain significant respects from U.S. generally accepted accounting principles.

/s/ KPMG S.p.A.

Milan, Italy

November 19, 2013

EOS S.p.A.

Balance Sheets

(Amounts in Euro)

	September 30,	December 31,
	2013	2012	2011
	(Consolidated & Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	€3,655,138	€39,886,291	€762,563
Accounts receivable, net	2,017,868	1,049,154	68,036
Tax receivables	1,660,906	1,661,260	—
Other current receivables	1,178,560	1,213,719	1,095,596
Other current assets	69,973	192,880	25,704

Total Current Assets	8,582,445	44,003,304	1,951,899
Fixed Assets
Intangible fixed assets	92,318	92,439	300,717
Other long term assets	17,387	56,168	51,699

Total Fixed Assets	109,705	148,607	352,416

Total Assets	€8,692,150	€44,151,911	€2,304,315
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Amounts due Advenchen Laboratories LLC	€—	€12,386,880	€—
Accounts payable	1,528,000	1,732,725	972,744
Taxes payable	46,011	1,546,194	44,262
Other current liabilities	279,888	213,847	200,605

Total Current Liabilities	1,853,899	15,879,646	1,217,611
Long Term Liabilities	1,540,000	1,540,000	—

Total Liabilities	3,393,899	17,419,646	1,217,611
Shareholders’ Equity
Share capital	1,244,344	1,244,344	1,029,449
Share premium reserve	3,342,376	3,342,376	6,184,315
Legal reserves	248,869	—	—
Other reserves	1,996,675	—	2,989,346
Retain earnings (losses) carried forward	—	—	(4,412,686)
Net profit (loss) for the year	(1,534,013)	22,145,545	(4,703,720)

Total Shareholders’ Equity	5,298,251	26,732,265	1,086,704

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	€8,692,150	€44,151,911	€2,304,315

See accompanying notes

EOS S.p.A.

Statements of Operations

(Amounts in Euro)

	For the Year Ended December 31,
	2012	2011	2010
Revenues
License fees	€45,000,000	€—	€—
Other revenues	1,139,009	86,015	331,067

Total revenues	46,139,009	86,015	331,067
Operating Expenses
License fees	12,948,613	—	—
Research and development	6,934,164	4,224,542	4,293,998
General and administrative	2,622,013	554,221	487,461

Total operating expenses	22,504,790	4,778,763	4,781,459

Operating Income (Loss)	23,634,219	(4,692,748)	(4,450,392)
Other income (expense), net	181,276	(10,972)	(36,121)

Income (Loss) Before Income Taxes	23,815,495	(4,703,720)	(4,486,513)
Income Tax Expense	1,669,950	—	—

Net Income (Loss)	€22,145,545	€(4,703,720)	€(4,486,513)

See accompanying notes

EOS S.p.A.

Statements of Operations

(Amounts in Euro)

	Nine Months Ended September 30,
	2013	2012
	(Consolidated & Unaudited)	(Unaudited)
Revenues
License fees	€—	€45,045,600
Other revenues	2,425,011	477,616

Total revenues	2,425,011	45,523,216
Operating Expenses
License fees	—	12,948,593
Research and development	2,637,691	5,171,617
General and administrative	1,373,568	2,412,675

Total operating expenses	4,011,259	20,532,885

Operating Income (Loss)	(1,586,248)	24,990,331
Other income (expense), net	52,235	(5,545)

Income (Loss) Before Income Taxes	(1,534,013)	24,984,786
Income Tax Expense	—	2,037,107

Net Income (Loss)	€(1,534,013)	€22,947,679

See accompanying notes

EOS S.p.A.

Statement of Stockholders’ Equity

(Amounts in Euro)

	Share Capital	Share Premium Reserve	Legal Reserve	Capital Injections	Capital Injections for future capital increases	Other Reserves	Retained earnings (loss) carried forward	Net income (loss) for the year	Total Stockholders’ Equity
Balance at December 31, 2009	€716,492	€8,179,104	€—	€1,174,455	€1,814,891	€—	€(4,412,686)	€(4,803,310)	€2,668,946
Capital injection for future capital increases	—	—	—	—	1,954,005	—	—	—	1,954,005
Coverage of 2009 net loss	—	(4,803,310)	—	—	—	—	—	4,803,310	—
Share capital increase subscribed February 2010	152,200	3,547,781	—	—	—	—	—	—	3,699,981
Net loss	—	—	—	—	—	—	—	(4,486,513)	(4,486,513)

Balance at December 31, 2010	868,692	6,923,575	—	1,174,455	3,768,896	—	(4,412,686)	(4,486,513)	3,836,419
Capital injection for future capital increases	—	—	—	—	1,954,005	—	—	—	1,954,005
Coverage of 2010 net loss	—	(4,486,513)	—	—	—	—	—	4,486,513	—
Share capital increase subscribed 22 December 2011	160,757	3,747,253	—	1,814,891	(5,722,901)	—	—	—	—
Net loss	—	—	—	—	—	—	—	(4,703,720)	(4,703,720)

Balance at December 31, 2011	1,029,449	6,184,315	—	2,989,346	—	—	(4,412,686)	(4,703,720)	1,086,704
Coverage of 2011 net loss	—	(4,703,720)	—	—	—	—	—	4,703,720	—
Coverage of losses carryforward	—	(1,423,340)	—	(2,989,346)	—	—	4,412,686	—	—
Capital injection for future capital increases	—	—	—	—	2,000,000	—	—	—	2,000,000
Proceeds from issue of share capital	136,880	3,285,121	—	—	(2,000,000)	—	—	—	1,422,001
Share capital increase from stock option exercise	78,015	—	—	—	—	—	—	—	78,015
Net income	—	—	—	—	—	—	—	22,145,545	22,145,545

Balance at December 31, 2012	1,244,344	3,342,376	—	—	—	—	—	22,145,545	26,732,265
Legal reserve (Consolidated & Unaudited)	—	—	248,869	—	—	—	—	(248,869)	—
Dividend distribution (Consolidated & Unaudited)	—	—	—	—	—	—	—	(19,900,001)	(19,900,001)
Allocation of 2012 net income to other reserves (Consolidated & Unaudited)	—	—	—	—	—	1,996,675	—	(1,996,675)	—
Net loss (Consolidated & Unaudited)	—	—	—	—	—	—	—	(1,534,013)	(1,534,013)

Balance at September 30, 2013 (Consolidated & Unaudited)	€1,244,344	€3,342,376	€248,869	€—	€—	€1,996,675	€—	€(1,534,013)	€5,298,251

See accompanying notes

EOS S.p.A.

Statements of Cash Flows

(Amounts in Euro)

	Year Ended December 31,			Nine Months Ended September 30,
	2012	2011	2010	2013	2012
				(Consolidated & Unaudited)	(Unaudited)
Operating activities
Net income (loss)	€22,145,545	€(4,703,720)	€(4,486,513)	€(1,534,013)	€22,947,679
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	237,773	260,814	272,713	32,389	177,874
Change in employees’ leaving entitlement	(10,813)	1,349	1,281	25	1,138
Change in receivables	(2,760,501)	374,415	(142,596)	(907,966)	(45,433,198)
Change in other current assets	(167,176)	17,369	11,072	122,907	10,574
Change in accounts payable and accrued liabilities	16,212,848	107,281	(768,263)	(14,025,772)	19,162,261
Gain on sale of fixed assets	—	—	1,890	—	—

Net cash provided by (used in) operating activities	35,657,676	(3,942,492)	(5,110,416)	(16,312,430)	(3,133,672)
Investing activities
Purchase of tangible and intangible fixed assets	(33,963)	(76,826)	(18,651)	(18,723)	(30,994)

Net cash used in investing activities	(33,963)	(76,826)	(18,651)	(18,723)	(30,994)
Financing activities
Proceeds from the issuance of share capital and share premiums	3,500,015	—	3,699,982	—	3,285,120
Dividend Distribution	—	—	—	(19,900,000)	—
Capital injection for future capital increases	—	1,954,005	1,954,005	—	214,895

Net cash provided by (used in) financing activities	3,500,015	1,954,005	5,653,987	(19,900,000)	3,500,015

Increase (decrease) in cash and cash equivalents	39,123,728	(2,065,313)	524,920	(36,231,153)	335,349
Cash and cash equivalents at beginning of period	762,563	2,827,876	2,302,956	39,886,291	762,563

Cash and cash equivalents at end of period	€39,886,291	€762,563	€2,827,876	€3,655,138	€1,097,912

See accompanying notes

EOS S.p.A.

Notes to Financial Statements

1. Nature of Business

EOS S.p.A. (“EOS” or the Company) was established in January 2006 and commenced operations in June of that year. The Company is engaged in the development of drug product candidates for the treatment of various types of cancer. Currently, the Company is focused on the development of lucitanib (also known as E-3810), an oral, small-molecule tyrosine kinase inhibitor of the Vascular Endothelial Growth Factor (VEGF) receptors 1-3 and of the Fibroblast Growth Factor (FGF) receptors 1-2. Through these inhibitory activities, lucitanib is designed to prevent the development of new blood vessels essential for tumor growth and to interfere with tumor growth in certain FGF-dependent malignancies. lucitanib is currently in Phase I/II development for the treatment of patients with advanced solid tumors.

EOS licensed global development and commercialization rights excluding China for lucitanib from Advenchen Laboratories LLC in October 2008. In September, 2012 EOS entered into a license and collaboration agreement with Les Laboratoires Servier (Servier). In exchange for an up-front license fee of €45 million paid to EOS, Servier obtained global rights to develop and commercialize lucitanib, excluding the United States, China, and Japan. Under this agreement, EOS is also entitled to receive additional payments on the achievement of various development, regulatory and commercial milestones and to royalties on sales of lucitanib by Servier. See Note 7 for further discussion of the Advenchen and Servier license agreements.

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Data

The accompanying unaudited September 30, 2013 balance sheet, the statements of operations and cash flows for the nine months ended September 30, 2013 and 2012, and the statement of stockholders’ equity for the nine months ended September 30, 2013 and the related interim information contained within the notes to the financial statements are presented in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial information. In the opinion of management, the unaudited interim financial statements reflect all adjustments, consisting of normal and recurring adjustments, necessary for the fair presentation of the Company’s financial position at September 30, 2013 and results of its operations and its cash flows for the nine months ended September 30, 2013 and 2012. The results for the nine months ended September 30, 2013 are not necessarily indicative of future results.

EOS S.p.A.

Notes to Financial Statements

Basis of Presentation

The accompanying financial statements have been prepared on the basis of the accounts of EOS for the periods presented, as approved by the Company’s Board of Directors and in accordance with the accounting standards issued by the Italian Accounting Standard Setters (“Italian Accounting Standards”). All amounts are reported in Euro. Financial information presented after December 31, 2012 is consolidated and includes the accounts and transactions of the Company’s wholly owned subsidiary, EOS CS Srl. All significant intercompany balances and transactions have been eliminated in consolidation. The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

The preparation of financial statements in accordance with Italian Accounting Standards requires the Company to make estimates and assumptions that affect the reported carrying amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recognized during the reporting periods. Actual results could differ from those estimated.

The principal accounting policies applied by EOS according to Italian Accounting Principles in the accompanying financial statements are summarized below.

Cash and Cash Equivalents

Cash and cash equivalents represent highly liquid investments that are readily convertible to cash and have original maturities of ninety days or less.

Receivable and Payables

Receivables are recognized at their estimated realization value while payables are stated at their nominal amount. Foreign currency transactions are initially recognized at the exchange rate in force at the transaction date. Any exchange rate gains or losses arising when receivable and payables are collected/paid are recognized in the statement of operations as financial charges. At the reporting date, any foreign currency receivable and payables are translated at the year-end exchange rate and any resulting gains or losses are recognized in the statement of operations as financial charges.

EOS S.p.A.

Notes to Financial Statements

Intangible Fixed Assets

Intangible fixed assets are stated at acquisition cost, including directly-related charges and net of accumulated amortization. Amortization is charged on a straight-line basis over the assets’ estimated useful lives. If, regardless of accumulated amortization, an asset is found to be impaired, it is written down to its net realizable value accordingly. Should the reasons for the impairment no long apply in future periods, the write-down is reversed to the extent of the original amount less accumulated amortization. Since the company primarily carries out research and development activities, impairment testing considers both future cash flows and the capitalized cost’s contribution to the performance of the research and development activity and the related preliminary results.

Income Taxes

Income taxes are estimated based on the expected tax charges pursuant to current tax legislation. Taxes receivable or payable are stated net of estimated payments made on account or amounts withheld for tax purposes by customers and third party vendors.

Deferred tax assets and liabilities are recognized in order to account for temporary differences between the assets’ and liabilities’ carrying amounts and their tax bases. Deferred tax assets, including those arising from tax loss and credit carry forwards are recognized only if their recoverability is reasonably certain.

Employees’ Leaving Entitlement

Employees’ leaving entitlement is calculated based on the employees’ seniority level at the reporting date, in accordance with relevant legislation and labor agreements. The amount is stated net of any advances paid and the amount accrued during the year is recognized in the statement of operations. The liability for employees’ leaving entitlement is included in other current liabilities in the accompanying balance sheet.

Recognition of Revenues and Expenses

Revenues and expenses are stated on an accrual basis, giving recognition to related prepayments, accrued income, accrued expenses and deferred income. Revenue from services is recognized when customers approve the service. Upfront or milestone payments pursuant to license agreements are recognized in the statement of operations when the contractual conditions are met. Other revenues presented on the Statement of Operations primarily represent the recharge of lucitanib development expenses incurred by the Company that are eligible for reimbursement by Servier under the license agreement.

EOS S.p.A.

Notes to Financial Statements

3. Cash and Cash Equivalents

Cash and cash equivalents as of September 30, 2013, December 31, 2012 and 2011 consisted of the following:

	September 30, 2013 (Unaudited)	December 31, 2012	December 31, 2011
Cash on hand	€3,158	€1,440	€1,571
Bank current accounts	3,651,980	1,386,432	760,992
Deposit account	—	30,000,000	—
Repurchase agreements	—	8,498,419	—

Total	€3,655,138	€39,886,291	€762,563

Funds invested in the deposit account bear interest at an annual rate of 3.69%. Repurchase agreements earned interest at an annual rate of 0.80% and matured in January 2013.

4. Accounts Receivable, Net

Accounts receivable, net of €2,017,868 as of September 30, 2013 consist primarily of amounts due from Servier as a recharge of costs incurred by the Company to develop lucitanib, pursuant to the license agreement with Servier. Accounts receivable, net of €1,049,154 as of December 31, 2012 consist primarily of amounts to be invoiced to Servier as a recharge for costs incurred by the Company to develop lucitanib, pursuant to the license agreement with Servier. Accounts receivable, net of €68,036 as of December 31, 2011 relate to amounts due from a third party for research and development services provided by EOS during 2011.

5. Other Current Receivables

Other current receivables as of September 30, 2013, December 31, 2012 and 2011 consisted of the following:

	September 30, 2013 (Unaudited)	December 31, 2012	December 31, 2011
VAT receivable	€472,534	€680,107	€979,319
Receivable from employees and directors	621,011	528,598	—
Other	85,015	5,014	116,277

Total	€1,178,560	€1,213,719	€1,095,596

The receivable from employees and directors relates to income tax withholdings made and paid by the Company on behalf of certain employees and directors which were due as a result of the exercise of stock options in 2012.

EOS S.p.A.

Notes to Financial Statements

6. Intangible Fixed Assets

Intangible fixed assets, net of accumulated amortization, totaled €92,318, €92,439 and €300,717 as of September 30, 2013, December 31, 2012 and 2011, respectively. The amounts consist of costs capitalized in connection with the start-up and capital increases for the Company, costs to register patentable results from the Company’s research and development activities, and costs incurred to acquire the license for lucitanib from Advenchen in 2008 (see Note 7). Amortization expense for these assets for the nine months ended September 30, 2013 and the years ended December 31, 2012, 2011, and 2010 totaled €26,016, €227,962, €247,331, and €257,373, respectively.

7. License Agreements

Advenchen Laboratories LLC

In October 2008, the Company entered into an exclusive license agreement with Advenchen Laboratories LLC to develop and commercialize lucitanib on a global basis, excluding China. Under the terms of the agreement, the Company paid Advenchen an upfront fee of €807,516 (U.S. $1,075,000) and will pay royalties on net sales of lucitanib, based on the volume of annual net sales achieved. In addition, pursuant to the first and second amendments to the license agreement, future milestone payment terms were revised such that the Company will pay to Advenchen a percent in the mid-twenties of any sublicense milestone payments received by the Company. Pursuant to this clause, the Company accrued a liability to Advenchen of €11,250,000 as of December 31, 2012 as its portion of the €45 million upfront sublicense fee received from Servier in 2012 (see discussion below). Additional fees were paid or accrued to Advenchen during 2012 totaling €1,698,613 associated with the execution of amendments to the license agreement. As of December 31, 2012, the Company owed Advenchen €12,386,880 for these fees and milestones, all of which were paid in 2013.

Les Laboratoires Servier

In September 2012, the Company entered into a collaboration and license agreement with Les Laboratoires Servier whereby EOS sublicensed to Servier exclusive rights to develop and commercialize lucitanib in all countries outside of the U.S., Japan, and China. In exchange for these rights, the Company received an upfront payment of €45 million, which is recorded as revenue in the accompanying Statement of Operations for the year ended December 31, 2012. Further, EOS will receive additional payments on the achievement of specified development, regulatory and commercial milestones and will receive royalties on sales of lucitanib by Servier. Servier is responsible for all of the global development costs for lucitanib up to €80 million, pursuant to a mutually-agreed upon development plan. Cumulative global development costs, if any, in excess of €80 million will be shared equally between the two companies. The Company charged Servier €1,013,154 for the year ended December 31, 2012 for lucitanib development expenses incurred by EOS that are eligible for reimbursement by Servier under the license agreement and the amount is recorded to other revenues in the Statement of Operations.

EOS S.p.A.

Notes to Financial Statements

8. Stockholders’ Equity

Share Capital

Share capital of €1,244,344 as of September 30, 2013 and December 31, 2012 and €1,029,449 as of December 31, 2011 was comprised of the following:

	September 30, 2013 (Unaudited)	December 31, 2012	December 31, 2011
Ordinary shares	€122,900	€122,900	€122,900
Class A preferred shares	€675,536	€675,536	€597,521
Class A2 preferred shares	€108,185	€108,185	€108,185
Class A3 preferred shares	€200,843	€200,843	€200,843
Class A4 preferred shares	€136,880	€136,880	€—

All shares have a nominal amount of €1.

In May 2012, the shareholders approved a capital increase of €200,000, plus €4,800,000 as share premium, therefore totaling €5,000,000. Other shareholders waived their subscription rights to the benefit of the shareholders Lux Capital and Aescap Venture. As of December 31, 2012, that capital increase had been subscribed and paid up in two installments totaling €136,880, in addition to the related share premium of €3,285,121.

In August 2012, in compliance with authorization from the Company’s shareholders, the Board of Directors approved a capital increase of €78,015, by issuing 78,015 shares with no share premium and excluding the subscription right, pursuant to article 2441.V/VIII of the Italian Civil Code, reserved for the Company’s employees and directors benefiting from the stock option plan. This capital increase has been fully paid up.

In December 2011, the Company’s shareholders approved a capital increase of €160,757, plus €3,747,253 as share premium, therefore totaling €3,908,010, with the waiver of subscription rights by incorporating shareholders, which was proportionally subscribed and paid up by institutional shareholders by allocating capital injections already made by those shareholders.

In February 2010, the residual portion of a capital increase approved by shareholders in 2009 was subscribed and paid up for an overall amount of €3,699,981.

EOS S.p.A.

Notes to Financial Statements

Share Premium Reserve

The share premium reserve balance totaled €3,342,376 as of December 31, 2012. This reserve relates to the share premium paid by the shareholders in 2012 and prior years, net of the amount used to cover various years’ net losses, as approved by the Company’s shareholders. The share premium reserve balance decreased by €2,841,939 from December 31, 2011 due to the coverage of the 2011 net loss as well as losses carried forward from previous years totaling €6,127,060, partially offset by the €3,285,121 capital increase approved in May 2012.

The share premium reserve balance totaled €6,184,315 as of December 31, 2011, down €739,260 from December 31, 2010. The decrease during 2011 was due to the coverage of the 2010 net loss of €4,486,513, partially offset by the €3,747,253 capital increase approved in December 2011.

The share premium reserve balance totaled €6,923,575 as of December 31, 2010, down €1,255,529 from December 31, 2009. The decrease during 2010 was due to the coverage of the 2009 net loss of €4,803,310, partially offset by a €3,547,781 capital increase approved in July 2009.

The share premium reserve is available to increase share capital, cover losses, or for the payment of dividends.

Other Reserves

Other reserves were eliminated during 2012 to cover prior years’ net losses. The balance of €2,989,346 as of December 31, 2011 relates to capital injections made by one of the Company’s shareholders in 2007 and 2008 to support business development, as set forth in the relevant shareholder agreements.

Stockholders’ rights and preferences

The authorized capital stock of the Company consists of 122,900 Ordinary Shares and 1,121,444 Preferred Shares. The Company has authorized four series of Preferred Shares, which include 675,536 Series A Preferred Shares, 108,185 Series A2 Preferred Shares, 200,843 Series A3 Preferred Shares and 136,880 Series A4 Preferred Shares, all of which are issued and outstanding at September 30, 2013.

A detailed summary of the rights and preferences associated with the holders of the Company’s preferred shares and ordinary shares are described below.

VOTING RIGHTS

The holders of the ordinary shares are entitled to one vote per share for matters to be voted upon by the stockholders of the Company. The preferred shares have the same voting rights as the ordinary shares and are entitled to one vote per share for all matters being voted upon.

PRE-EMPTION RIGHTS

In the event the Company issues new shares, the holders of both preferred shares and ordinary shares have the pro rata right to be the first in line to purchase the new shares issued by the Company. If the pre-emption right is not exercised in full, the shareholders that have exercised their pre-emption rights can then subscribe to the residual shares on a pro rata basis before they are offered for subscription to third parties. If a shareholder intends to transfer shares to another shareholder or third party, prior to this transfer, the existing shareholders will have the first right to purchase the shares contemplated in the transfer on a pro – rata basis, subject to certain conditions.

DISTRIBUTION

Upon any distribution by the Company to the Company’s shareholders arising from (1) any voluntary Company’s share capital reduction, (b) the sale of all or substantially all of the Company’s assets (including the sale of going concerns and the sale of participations in any Company subsidiaries); (c) distribution of reserves; and (d) the Company’s liquidation, the proceeds shall be allocated as follows:

1)	Holders of Preferred A4 shares will receive an amount per share of up €50 per share (twice the subscription price paid);

2)	Holder of preferred shares other that A4 shares will receive an amount per share of up €24.31 per share (one time the subscription price paid).

These distribution rights shall remain in force as long the holders of preferred A4 shares have received in distribution €50 per share and the holders of other preferred shares (other than A4 preferred shares) have received €24.31 per share. After the distribution to the preferred shareholders, the remaining assets of the Company, if any, will be distributed ratably between all the Company’s shareholders in proportion to their shareholdings.

REDEMPTION

Holders of A2 Preferred shares have the right to redeem all their preferred A2 shares only once between the dates of June 30, 2015 and December 31, 2015. The redemption value is defined as the lower of the FMV of the shares pursuant to article 2437 of the Italian Civil Code and the total investment amount made by a named investor in the Company, however, the aggregate amount paid to the preferred A2 shareholders upon redemption shall not exceed €12.16 per share.

CONVERSION

The preferred shares are convertible into ordinary shares at a rate of one for one, at any time, upon election of greater than 50% of the holders for each class of the share. The preferred shares will automatically convert into ordinary shares on a one for one basis upon the consummation of an initial public offering that meets certain predefined capital and valuation levels.

9. Accounts Payable

Accounts payable as of September 30, 2013 and December 31, 2012 and 2011 consisted of the following:

	September 30, 2013 (Unaudited)	December 31, 2012	December 31, 2011
Payables to suppliers	€611,391	€197,699	€538,708
Accrued expenses	916,609	1,535,026	434,036

Total accounts payable	€1,528,000	€1,732,725	€972,744

EOS S.p.A.

Notes to Financial Statements

10. Taxes Payable

Taxes payable as of September 30, 2013 and December 31, 2012 and 2011 consisted of the following:

	September 30, 2013 (Unaudited)	December 31, 2012	December 31, 2011
IRES	€—	€—	€—
IRAP	—	1,080,856	—
Vat Payable	25,592	—	—
Withholdings on employees’ wages	16,846	461,320	38,491
Withholdings on consultants’ fees	3,573	4,018	5,771

Total Taxes Payable	€46,011	€1,546,194	€44,262

The increase to withholdings on employees’ wages is primarily due to withholdings made on the termination benefits paid upon the termination of employment of certain personnel and on bonuses paid to management in December 2012.

The Company currently has no pending litigation with tax authorities.

11. Other Current Liabilities

Other current liabilities as of September 30, 2013 and December 31, 2012 and 2011 consisted of the following:

	September 30, 2013 (Unaudited)	December 31, 2012	December 31, 2011
Payables due to employees and directors within one year	€264,856	€63,707	€124,693
Social security charges payable	5,447	148,138	63,097
Other payables	7,558	—	—
Employees leaving entitlement	2,027	2,002	12,815

Total other current liabilities	€279,888	€213,847	€200,605

Payables due to employees and directors within one year include accrued wages and salaries not yet paid, accrued holidays not yet taken, and related social security contributions.

12. Long Term Liabilities

Long term liabilities of €1,540,000 as of September 30, 2013 and December 31, 2012 represents the remaining portion of bonuses granted by the board of directors to management following the execution of the Servier license agreement (see note 7) which will be paid after December 31, 2013.

EOS S.p.A.

Notes to Financial Statements

13. Income Taxes

Current income tax expense for the year ended December 31, 2012 includes both Corporate Income Tax (IRES) and Regional Tax on Production Activities (IRAP). There was no tax expense for the year ended December 31, 2011 and 2010 due to net losses generated during these periods. The table below reconciles the current tax amount for the year ended December 31, 2012:

Year Ended December 31, 2012
Current Tax Expense:
IRES	€6,606,849
IRAP	1,080,856
Deferred Tax Benefit:
IRES tax loss carryforward	€(6,017,755)

Income Tax Expense	€1,669,950

The reported IRES tax amount was partially offset by tax losses carried forward from prior years. Carryover losses of €21,882,744, tax effected at 27.5%, reduced IRES tax expense by €6,017,755.

Tax receivables at December 31, 2012 relate to the foreign withholdings incurred in relation to the collection of the upfront payment contractually provided for in the collaboration agreement with Servier. Based on current legislation, the tax receivables amount will be recovered by offsetting the IRES payable in the future eight years. The tax receivable at December 31, 2012 is reported net of the current year IRES tax amount of €589,094.

The Company’s deferred tax assets consist of operating loss carryforwards. The realization of the deferred asset is dependent on a number of factors, including future earnings, the timing and amount of which is uncertain. As a result, the deferred tax asset is fully offset by a valuation allowance. Provided in the table below is a summary of the deferred tax assets as of September 30, 2013 and December 31, 2012 and 2011, presented in thousands:

	September 30,	December 31,
	2013 (Unaudited)	2012	2011
Net operating loss carryforward	€422	€—	€6,018
Less: valuation allowance	€(422)	€—	€(6,018)

Net deferred tax asset	€—	€—	€—

A reconciliation of the statutory income tax rate to the effective income tax rate is provided in the table below.

December 31,
2012
Theoretical IRES tax on income	27.5%
Non deductible expenses	0.2%
Valuation allowance	(25.2)%

IRES corporate tax	2.5%

Theoretical IRAP tax on income	3.9%
Non deductible expenses	0.6%

IRAP corporate tax	4.5%

Total effective tax rate	7.0%

14. Reconciliation of differences between Italian Accounting Standards and Generally Accepted Accounting Principles in the United States of America

The financial statements of the Company have been prepared in accordance with Italian Accounting Standards as described in Note 2. Italian Accounting Standards differ in certain material respects from accounting principles generally accepted in the United States (“U.S. GAAP”). The significant differences that effect Net Income (Loss) for the years ended December 31, 2012, 2011 and 2010 and the nine months ended September 30, 2013 and 2012 and Shareholders’ Equity at December 31, 2012 and 2011 and September 30, 2013 are described below, including an explanation of the adjustments.

EOS S.p.A.

Notes to Financial Statements

(A) Accounting for start up, industrial patents and intellectual property rights:

Under Italian Accounting Standards, formation costs incurred during the start up phase of a new business can be capitalized if reasonable expectations exist that these costs can be recovered through future economic benefits generated by the Company. In addition, costs incurred to register the results generated from Company research and patent applications are capitalized under Italian Accounting Standards. The treatment of these costs under U.S. GAAP is to expense the costs as incurred. The following table summarizes the adjustments needed to convert the intangible assets reported by the Company into U.S. GAAP.

US GAAP Adjustments:	09/30/2013 (Unaudited)	09/30/2012 (Unaudited)	12/31/2012	12/31/2011	12/31/2010
Beginning balance adjustments	€(92,071)	€(104,418)	€(104,418)	€(77,309)	€(126,177)
Write-off amounts capitalized in current period	(11,391)	(14,171)	(19,287)	(76,216)	(9,935)
Reversal of Italian GAAP expense	25,944	24,550	31,634	49,107	58,803

US GAAP Income Statement adjustment	14,553	10,379	12,347	(27,109)	48,868

US GAAP shareholders’ equity adjustment	€(77,518)	€(94,039)	€(92,071)	€(104,418)	€(77,309)

(B) Accounting for license acquisition:

In 2008, the Company entered into a license agreement with Advenchen to develop and commercialize lucitanib in all countries except China. The Company made an up-front payment to Advenchen which was capitalized to the balance sheet as an intangible fixed asset and is being amortized over a period of approximately five years on a straight line basis. For U.S. GAAP purposes, the acquisition of a product right that has not reached technological feasibility and does not have an alternative future use should be immediately expensed. The following table summarizes the adjustments needed to convert the capitalized intangible fixed asset reported by the Company into U.S. GAAP.

US GAAP Adjustments:	09/30/2013 (Unaudited)	09/30/2012 (Unaudited)	12/31/2012	12/31/2011	12/31/2010
Beginning balance adjustments	€(368)	€(196,299)	€(196,299)	€(394,440)	€(593,010)
Write-off amounts capitalized in current period	(14,504)	(199)	(397)	(83)	—
Reversal of Italian GAAP expense	72	146,892	196,328	198,224	198,570

US GAAP Income Statement adjustment	(14,432)	146,693	195,931	198,141	198,570

US GAAP shareholders’ equity adjustment	€(14,800)	€(49,606)	€(368)	€(196,299)	€(394,440)

EOS S.p.A.

Notes to Financial Statements

(C) Revenue recognition for collaboration and license arrangements:

In September 2012, the Company entered into a collaboration and license agreement with Servier to grant Servier an exclusive license to develop and commercialize lucitanib in all countries except the U.S., Japan and China. The Company retains all development and commercialization rights in the United States and Japan. Pursuant to the license agreement, Servier agreed to pay the Company milestone payments based on the achievement of specified development, regulatory and commercial milestones and will receive royalties on sales of lucitanib by Servier. Servier is responsible for all of the global development costs for lucitanib up to €80 million, pursuant to a mutually-agreed upon development plan. Cumulative global development costs, if any, in excess of €80 million will be shared equally between the two companies. Upon execution of the agreement, Servier performed an upfront cash payment of €45 million, which the Company fully recognized as revenue under Italian accounting principles. For U.S. GAAP purposes, revenue recognition associated with collaboration and license agreements with multiple revenue elements require additional analysis to determine proper revenue recognition as described below.

In accordance with ASU 2009-13, “Multiple Deliverable Revenue Arrangements”, EOS is obligated to deliver two non-contingent deliverables related to the agreement that meet the separation criteria and therefore are treated as separate units of accounting. These deliverables are (i) the exclusive commercial and development license deliverable, which includes the transfer of know-how, and (ii) participation on the joint development committee (“JDC”) to direct global development activities and collaboration efforts with Servier. The Company determined that the license has stand-alone value based on Servier’s ability to sublicense the rights to its affiliates or third parties without EOS consent. The participation on the joint development committee has stand-alone value based on our belief that the performance obligation can be performed by several experienced biopharmaceutical companies and not exclusively by EOS due to technical or specialized knowledge. The license agreement provides for no general right of return for any non-contingent deliverable. The Company identified the funding of future global development costs by Servier as a contingent deliverable because the scope, likelihood and timing of these services are uncertain.

The Company allocated consideration relating to non-contingent deliverables on the basis of their relative selling price, or best estimate of selling price (BESP), because the other methods within the accounting guidance are not applicable for these elements. The objective of BESP is to determine the price at which the Company would transact a sale to a third party if the product was sold on a stand-alone basis. BESP for the exclusive license rights is based on the discounted future projected cash flows estimated for the Servier licensed territory. Factors considered in the discounted cash flow model include estimates related to R&D development costs, revenue projections, duration of clinical testing and revenue exclusivity, clinical trial success rates within the industry and other factors. These estimates involve significant judgment and are highly subjective. Taking into account these factors, revenue of €44.2 million is allocated to the license deliverable and fully recognized for U.S. GAAP purposes in September 2012. BESP for the Company’s participation on the joint development committees is based on the contractual FTE rates agreed to by both parties under the collaboration and

EOS S.p.A.

Notes to Financial Statements

license agreement. Revenue of €0.8 million is allocated to the JDC participation deliverable and will be recognized ratably over the estimated global development period of 6.25 years. No portion of any revenue recognized under U.S. GAAP is refundable.

The following table summarizes the adjustment necessary to revenue as reported by the Company into U.S. GAAP.

US GAAP Adjustments:	09/30/2013 (Unaudited)	12/31/2012
Beginning balance adjustments	€(745,920)	€—
Defer development committee obligation	—	(777,000)
Recognize development committee revenue	93,240	31,080

US GAAP Income Statement adjustment	93,240	(745,920)

US GAAP shareholders’ equity adjustment	€(652,680)	€(745,920)

(D) Share-based compensation:

In 2009, the Company established the Founders’ Stock Option Plan and granted the option to purchase, in aggregate, 70,415 ordinary shares to the Company founders at an exercise price of €24.31 per share. Upon grant, the options vested immediately and were exercisable by the option holder. All options under the 2009 grant were subsequently cancelled in May 2012 and no exercises were performed while outstanding. A new option grant was then awarded to the founders in May 2012. The founders received the option to purchase, in aggregate, 78,015 preferred series A shares at an exercise price of €1.00 per share. The options vested immediately and were fully exercisable at grant date through their expiry, which will occur upon one of the following future events: (i) sale of 50% plus 1 share of the share capital, (ii) initial public offering of the Company’s shares, or (iii) distribution of the Company to shareholders resulting from (a) voluntary share capital reduction (b) sale of all or substantially all of the Company’s assets (c) distribution of reserves or (d) the Company’s liquidation. In August 2012, the founders exercised 78,015 option shares.

Under Italian GAAP, no share-based compensation expense was recognized by the Company. Under U.S. GAAP, the Company is required to recognize share-based compensation expense over the service period as defined under the terms of the option agreement. There was no service period requirement for these options resulting in the immediate recognition of compensation expense upon grant. The compensation expense is measured at the fair value using the Black-Scholes option valuation model on the grant date of the award.

Valuation assumptions

The Company calculates the fair value of each option award on the date of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used to value the options during the 2012 year:

Risk free interest rate	1.02%
Dividend yield	0%
Volatility	72.9%
Expected term in years	6.3

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected life of the award. The Company’s computation of expected life and volatility was determined using peer data of companies in the biopharmaceutical industry with similar equity plans. The Company has never paid cash dividends and does not currently intend to pay cash dividends, thus has assumed a 0% dividend yield. Determination of these assumptions involves management judgement and impacts the fair value of the awards calculated under the Black-Scholes methodology.

The following table summarizes the adjustment necessary to operating expenses reported by the Company to reflect share-based compensation expense as required under U.S. GAAP.

EOS S.p.A.

Notes to Financial Statements

US GAAP Adjustments:	9/30/2012 (Unaudited)	12/31/2012
Beginning balance adjustments	€—	€—
Recognize share-based compensation	(1,352,620)	(1,352,620)

US GAAP Income Statement adjustment	(1,352,620)	(1,352,620)
Increase to additional paid in capital	1,352,620	1,352,620

US GAAP shareholders’ equity adjustment	€—	€—

(E) Tax receivables and income taxes:

In 2012, the Company entered into a collaboration and license agreement with Servier, as more fully discussed under section (C) above. A portion of the upfront payment made by Servier to EOS was subject to withholding by a foreign jurisdiction in the amount of €2,250,000. Based on current Italian legislation, a credit of €2,250,000 was generated that can be applied against current and future IRES tax liabilities generated from operations for a period of eight years. The Company utilized €589,094 of the credits during the year ended December 31, 2012, and has €1,660,906 of credit remaining.

Under Italian Accounting Principles, this credit is presented as a tax receivable and has not been impaired considering the possibility of its recoverability as an offset against future IRES tax liabilities. Under U.S. GAAP, considering the substance of this item which cannot be collected in cash, it would be presented as a deferred tax asset. The future realization of this deferred tax asset is uncertain and it does not meet the more likely than not criteria resulting in a full valuation allowance of the asset for U.S. GAAP purposes.

Under Italian Accounting Principles, the foreign withholding tax and related Italian tax credit described above are not presented as income tax expense or benefit. Under US GAAP, the foreign withholding tax of €2,250,000 would be presented as a foreign current income tax expense. The portion of the Italian tax credit utilized during the year would be presented as reduction to Italian current income tax expense and no tax benefit would be recognized for the remaining credit under U.S. GAAP.

Under Italian Accounting Principles, current tax expense is recognized for the tax expense that would be owed if it were not offset by operating loss carryforwards and tax credits. Accordingly, the company presented under note 13, the IRES tax charge of €6,606,849 as current tax expense. The related utilization of previously unrecognized beginning-of-year deferred tax assets for operating loss carryforwards of €6,017,755 was presented as a deferred tax benefit. Under U.S. GAAP, there would be no IRES tax expense presented. Consequently, under U.S. GAAP, the income tax expense for the year ended December 31, 2012 would be composed of €1,080,856 of IRAP and €2,250,000 of current foreign withholding taxes.

The following table summarizes the adjustment necessary to report the impairment of the deferred tax asset under U.S. GAAP.

US GAAP Adjustments:	9/30/2013 (Unaudited)	9/30/2012 (Unaudited)	12/31/2012
Beginning balance adjustments	€(1,661,260)	€—	€—
Write-off amounts capitalized in current period	354	(1,661,260)	(1,661,260)

US GAAP Income Statement adjustment	354	(1,661,260)	(1,661,260)

US GAAP shareholders’ equity adjustment	€(1,660,906)	€(1,661,260)	€(1,661,260)

(F) Redeemable preferred stock:

Based on the terms stated within the Company’s By-Laws, the holders of series A2 preferred shares have the right to redeem their shares with the Company for cash settlement between the dates of June 30, 2015 and December 31, 2015. The redemption value is defined as the lower of the fair market value of the shares pursuant to article 2437 of the Italian Civil Code and the total investment amount made by a named investor in the Company, however, the aggregate amount paid to the preferred A2 shareholders upon redemption shall not exceed €12.16 per share. Under U.S. GAAP, equity instruments for which redemption of an equity security is at the option of the holder and does not meet liability classification

EOS S.p.A.

Notes to Financial Statements

requirements, will be reported as a temporary equity item between the liability and equity sections on the balance sheet. The value to be reported as temporary equity is the transaction price of the instrument, which approximates fair value on the date of issuance. The following table summarizes the adjustment necessary to report reclassification of the preferred A2 shares to temporary equity under U.S. GAAP.

US GAAP Adjustments:	9/30/2013 (Unaudited)	9/30/2012 (Unaudited)	12/31/2012	12/31/2011
Beginning balance adjustments	€(2,629,977)	€(2,629,977)	€(2,629,977)	€—
Reclassify A2 preferred share redemption value to temporary equity	—	—	—	(2,629,977)

US GAAP shareholders’ equity adjustment	€(2,629,977)	€(2,629,977)	€(2,629,977)	€(2,629,977)

(G) Reimbursement of collaborative development costs:

Under the license agreement with Servier, the first €80 million of research and development costs incurred pursuant to the agreed upon global development plan for lucitanib is the responsibility of Servier. The Company sponsored an early stage clinical trial related to lucitanib and the cost of this trial, which was included in the mutually agreed upon global development plan, is being reimbursed by Servier. Under Italian GAAP, the reimbursement from Servier is reported on a gross basis as other revenue to the statement of operations. Under U.S. GAAP, the Company has the ability to report the reimbursement of collaborative expenses on a net basis against R&D expense per ASC 808-10, “Accounting for Collaborative Arrangements.” The following table summarizes effects of the reduction to revenue and research and development expenses related to the reimbursement of development costs by Servier under U.S. GAAP.

US GAAP Adjustments:	9/30/2013 (Unaudited)	12/31/2012
Beginning balance adjustments	€—	€—
Decrease to other income	(2,425,011)	(1,013,154)
Decrease to R&D expense	2,425,011	1,013,154

US GAAP Income Statement adjustment	—	—

US GAAP shareholders’ equity adjustment	€—	€—

EOS S.p.A.

Notes to Financial Statements

The following table summarizes the significant adjustments necessary to reconcile the net income (loss) reported by the Company under Italian Accounting Principles to U.S GAAP for the nine months ended September 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010.

	Nine Months Ended September 30,		Year Ended December 31,
Description	2013 (Unaudited)	2012 (Unaudited)	2012	2011	2010
Net income (loss) per Italian Accounting Principles	€(1,534,013)	€22,947,679	€22,145,545	€(4,703,720)	€(4,486,513)
Accounting for startup, patents and intellectual property rights	14,553	10,379	12,347	(27,109)	48,868
Accounting for license acquisition	(14,432)	146,693	195,931	198,141	198,570
Revenue recognition from collaboration and license arrangement	93,240	—	(745,920)	—	—
Impairment of deferred tax asset	354	(1,661,260)	(1,661,260)	—	—
Share-based compensation	—	(1,352,620)	(1,352,620)	—	—

U.S. GAAP Adjustments	93,715	(2,856,808)	(3,551,522)	171,032	247,438

Net income (loss) in accordance with U.S. GAAP	€(1,440,298)	€20,090,871	€18,594,023	€(4,532,688)	€(4,239,075)

There is no net tax effect to the pre tax reconciling items as there would be an offsetting adjustment to the Company’s net deferred tax asset valuation allowance.

The following table summarizes the significant adjustments necessary to reconcile Stockholders’ Equity reported by the Company under Italian Accounting Principles to U.S GAAP as of September 30, 2013 and December 31, 2012 and 2011.

	September 30,	December 31,
Description	2013 (Unaudited)	2012	2011
Stockholders’ Equity per Italian Accounting Principles	€5,298,251	€26,732,265	€1,086,704
Accounting for startup, patents and intellectual property rights	(77,518)	(92,071)	(104,418)
Accounting for license acquisition	(14,800)	(368)	(196,299)
Revenue recognition from collaboration and license arrangement	(652,680)	(745,920)	—
Impairment of deferred tax asset	(1,660,906)	(1,661,260)	—
Reclass A2 preferred shares to temporary equity	(2,629,977)	(2,629,977)	(2,629,977)

U.S. GAAP Adjustments	(5,035,881)	(5,129,596)	(2,930,694)

Stockholders’ Equity in accordance with U.S. GAAP	€262,370	€21,602,669	€(1,843,990)